Exhibit 99.1

FOR IMMEDIATE RELEASE

Digimarc Welcomes Noted Venture Capitalist and
Advisor Alicia Syrett to its Board of Directors

BEAVERTON, Ore. – October 27, 2020 – Digimarc Corporation (NASDAQ: DMRC), creator of the Digimarc Platform for digital identification and detection, announced today that Alicia Syrett, Founder and CEO of Pantegrion Capital, has been elected to its Board of Directors, effective October 27, 2020.

Ms. Syrett is an accomplished venture capitalist, author, instructor at Columbia University, public speaker and a regular guest on various financial network television shows. She is also a highly sought-after advisor to startups, early-stage, hyper-growth companies, and women-led organizations. She is a member of The Economic Club of New York, was on the Women in Asset Management Awards “Woman of the Year” shortlist, and has been named a “Top Voices in Startups and Entrepreneurship” (LinkedIn), “30 Women in Venture Capital to Watch in 2018” (Business Insider), “Five Next Generation Leaders Emerging from Tech” (Virgin), “25 Angel Investors in New York You Need to Know” (AlleyWatch), “7 Inspiring Leaders” (Womensphere) and “40 under 40” (Wharton Magazine, The Wharton School at the University of Pennsylvania). Before Pantegrion, Ms. Syrett was the CAO and Managing Director of Mount Kellett (now part of SoftBank Group) and the CAO of Farallon Capital. She began her career at Donaldson, Lufkin, & Jenrette in Investment Banking. Ms. Syrett currently serves on the boards of NewAge, Inc., the New York Tech Alliance, and EnerKnol, an innovative energy policy and data analytics company.

“I am incredibly excited to join the Board of Digimarc, a company with a long history of innovation. I believe Digimarc’s Platform will be transformative for leading retailers and consumer brands, improving automatic identification in retail and in supply chain, and breaking new ground in addressing the global plastic recycling crisis,” said Syrett. “I am looking forward to working with the team by contributing strategic, operational, and media expertise and assisting the Company in achieving its growth potential.”

Riley McCormack, Founder of TCM|Strategic, has also been elected to Digimarc’s Board of Directors, effective October 27, 2020, as previously announced.

“Our new directors bring important perspectives and experience to our Board, rounding out its capabilities as we advance into the next stage of platform and market development. Riley brings passion and vision and will provide great shareholder representation. Alicia is amazingly accomplished across many disciplines with extraordinary leadership qualities, a history of investing in and advising hyper-scale growth organizations, a track record of advocating for diversity and equality, and a mastery of modern media,” said Bruce Davis, Digimarc Chairman and CEO. “I look forward to working with our new directors in shaping a very successful business and creating a better understanding of our relevance and potential in the capital markets and more generally,”

Digimarc’s Board regularly evaluates its composition to ensure it includes appropriate skills, experience, and perspective to drive growth in shareholder value. These new directors add valuable skills and expertise, complementing existing directors’ expertise in technology, retail, consumer brands, sales, operations, and finance.

Company contact:

D.J. Vogt

Sr. Director, Corporate Communications

dj.vogt@digimarc.com

+1 503-469-4762

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About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is a pioneer in the automatic identification of media, including packaging, other commercial print, digital images, audio and video. The Digimarc Platform provides innovative and comprehensive automatic identification software and services to simplify search and transform information discovery through unparalleled reliability, efficiency and security. The Digimarc Platform enables applications that benefit retailers and consumer brands, national and state government agencies, media and entertainment industries, and others. Digimarc is based in Beaverton, Oregon, with a growing supplier network around the world. Visit digimarc.com and follow us @digimarc to learn more about The Barcode of Everything®.